Exhibit 2.2

SUBSCRIPTION AGREEMENT

BY AND AMONG

ACCESS MIDSTREAM PARTNERS, L.P.,

ACCESS MIDSTREAM PARTNERS GP, L.L.C.,

GIP II HAWK HOLDINGS PARTNERSHIP, L.P.

AND

THE WILLIAMS COMPANIES, INC.

Dated as of December 11, 2012

TABLE OF CONTENTS (continued)

ii

TABLE OF CONTENTS (continued)

Page
Section 10.13 Limitation	40
Section 10.14 Public Statements	40
Section 10.15 CMO Purchase Agreement	41
Section 10.16 Right to Rely	41
Section 10.17 Certain Taxes	41

EXHIBITS

EXHIBIT A	Partnership Agreement Amendment

EXHIBIT B	Amended and Restated Registration Rights Agreement

SCHEDULE

SCHEDULE 2.1	Contribution Amounts

iii

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of December 11, 2012 by and among ACCESS MIDSTREAM PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), ACCESS MIDSTREAM PARTNERS GP, L.L.C., a Delaware limited liability company (the “General Partner”), GIP II HAWK HOLDINGS PARTNERSHIP, L.P., a Delaware limited partnership (“GIP”), and THE WILLIAMS COMPANIES, INC., a Delaware corporation (“Williams”). GIP and Williams are each referred to as a “Purchaser” and collectively, the “Purchasers”. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Partnership Agreement (as defined below).

RECITALS

WHEREAS, the Partnership wishes to issue and sell to the Purchasers, and the Purchasers wish to purchase from the Partnership certain Class B Units, Class C Units and Common Units of the Partnership, subject to the terms and conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, the Partnership is entering into a Unit Purchase Agreement with Chesapeake Midstream Development, L.L.C. (the “CMO Purchase Agreement”) pursuant to which the Partnership would, subject to the terms and conditions set forth in the CMO Purchase Agreement, acquire all of the issued and outstanding equity interest in Chesapeake Midstream Operating, L.L.C. (such transaction, the “CMO Disposition”);

WHEREAS, the Partnership intends to fund a portion of the balance of the cash consideration for the CMO Disposition through the offer and sale of Common Units in an underwritten public offering (the “Public Equity Offering”), which shall reduce the number of Common Units sold to the Purchasers under this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P., GIP-C Holding (CHK), L.P. (each, a “Seller” and collectively, the “Sellers”) and Williams are entering into a Purchase Agreement (the “ACMP Unit Purchase Agreement”), pursuant to which Williams would, subject to the terms and conditions set forth in the ACMP Unit Purchase Agreement, acquire from the Sellers 34,538,061 Subordinated Units of the Partnership and 500 AMV Units of Access Midstream Ventures, L.L.C. (such entity, “AMV” and such transaction, the “ACMP Unit Purchase”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings set forth in this Article I:

“ACMP Unit Purchase” has the meaning specified in the recitals.

“ACMP Unit Purchase Agreement” has the meaning specified in the recitals.

“Additional General Partner Interest” has the meaning specified in Section 2.2.

“Additional GP Contribution” means an amount equal to the applicable portion of the aggregate contributions paid (i) by the Purchasers pursuant to Section 2.1(a) and (ii) by the public holders in the Public Equity Offering in order for the General Partner to maintain its Percentage Interest under Section 5.2(b) of the Partnership Agreement.

“Affiliate” means, with respect a specified Person, any such other Person, whether now in existence or hereafter created, directly or indirectly, controlling, controlled by or under direct or indirect common control with, such specified Person. For purposes of this definition, the term “control” (including, with the correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a specified Person, the power to direct or cause the direction of the management and policies of such Person, whether through ownership of equity interests, including voting securities, by contract or agency or otherwise. Notwithstanding the foregoing, for the purposes of this Agreement and the other Transaction Documents, Global Infrastructure Management, LLC, GIP, Williams and each of their respective Affiliates (other than the Partnership Entities) shall not be considered Affiliates of the Partnership Entities; provided, however, that for purposes of Section 7.8(b), Global Infrastructure Management, LLC, GIP, Williams and each of their respective Affiliates (other than the Partnership Entities) shall be deemed to be Affiliates of the Partnership Entities.

“Agreement” has the meaning specified in the preamble.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, substantially in the form attached hereto as Exhibit B.

“AMV” has the meaning specified in the recitals.

“AMV LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of AMV dated June 29, 2012 as amended by the Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement of AMV dated July 24, 2012, and as the same may be amended and restated by the Fourth Amended and Restated Limited Liability Company Agreement of AMV, substantially in the form to be delivered in connection with the closing of the ACMP Unit Purchase Agreement.

“AMV Units” means Units as defined in the AMV LLC Agreement.

“Assets” means assets, properties, privileges and interests of whatever kind or nature, real, personal or mixed, tangible or intangible, and wherever located, that are owned, leased or licensed by the Partnership Entities, including the percentage interest owned by each Partnership Entity in each Gathering System.

“Audited Financial Statements” has the meaning specified in Section 3.8(a).

“Benefit Plans” means any employee benefit plan, as defined in Section 3(3) of ERISA and any other employee benefit or compensation plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, severance, change of control, termination pay, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, practice, agreement or arrangement (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business” means the operations and business currently conducted by the Partnership Entities and as conducted from July 1, 2012 through and including the Closing Date in the ordinary course of business in accordance with this Agreement.

“Claim” has the meaning set forth in Section 7.3(a).

“Claim Deductible” has the meaning set forth in Section 7.4(b).

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Class B Contribution Amount” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading Class B Contribution Amount on Schedule 2.1 hereto; provided, however, that if the Closing occurs after the record date for the distribution by the Partnership in respect of Common Units for the quarter ending December 31, 2012, then the Class B Contribution Amount shall be decreased by the amount of the distribution per Common Unit in respect of such quarter multiplied by the number of Class B Units issued to such Purchaser pursuant to Section 2.1(a)(i).

“Class B Units” has the meaning assigned to the term “Convertible Class B Units” in the Partnership Agreement Amendment.

“Class C Contribution Amount” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading Class C Contribution Amount on Schedule 2.1 hereto, which shall be increased as provided in Schedule 2.1 in the event the Public Equity Offering is not consummated; provided, however, that if the Closing occurs after the record date for the distribution by the Partnership in respect of Common Units for the quarter ending December 31, 2012, then the Class C Contribution Amount shall be decreased by the amount of the distribution per Common Unit in respect of such quarter multiplied by the number of Class C Units issued to such Purchaser pursuant to Section 2.1(a)(ii).

“Class C Units” has the meaning assigned to the term “Subordinated Class C Units” in the Partnership Agreement Amendment.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“CMO Disposition” has the meaning specified in the recitals.

“CMO Purchase Agreement” has the meaning specified in the recitals.

“CMO Transaction Documents” means all of the documents defined as “Transaction Documents” in the CMO Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor Law.

“Common Unit Contribution Amount” means, with respect to each Purchaser, the dollar amount equal to the quotient of (a) the Total Common Unit Contribution Amount divided by (b) two.

“Common Units” has the meaning specified in the Partnership Agreement.

“Consent” means any authorization, consent, approval, clearance, filing, waiver, exemption, preferential right to purchase, right of first offer, right of first refusal or similar rights, or other action by or notice to any Person.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of Indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral, except insurance policies.

“Courts” has the meaning specified in Section 9.1.

“Credit Agreement” means the credit agreement dated September 30, 2009, among OLLC, Wells Fargo Bank, National Association and other lenders party thereto, as amended.

“Damages” has the meaning specified in Section 7.2(a).

“De Minimis Claim” has the meaning set forth in Section 7.4(a).

“Debt Commitment Letter” means the Debt Commitment Letter, dated as of the date hereof, pursuant to which the financial institutions party thereto have agreed, subject to the terms thereof, to provide the debt financing set forth therein to the Partnership for purposes of financing the transactions contemplated by the CMO Purchase Agreement.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter or substitute financing in an aggregate principle amount at least equal to, on economic terms no less favorable than and on other terms no less favorable to the Partnership, taken as a whole, than those set forth in the Debt Commitment Letter.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delaware LLC Act” has the meaning specified in Section 3.6(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Purchased Units” has the meaning set forth in Section 2.1(a).

“Financial Statements” has the meaning specified in Section 3.8(a).

“Fundamental Representations” has the meaning specified in Section 7.1.

“Gathering Systems” means each gas gathering system and each related compression, treating and dehydrating facility and all assets, properties, privileges, interests and material equipment owned or leased by the Partnership or the Operating Subsidiaries comprising a part of each such gas gathering system.

“General Partner” has the meaning specified in the preamble.

“General Partner Interest” has the meaning specified in the Partnership Agreement.

“General Partner LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of June 29, 2012, as amended by the Amendment No. 1 to the Fourth Amended and Restated Limited Liability Company Agreement of the General Partner dated as of July 23, 2012, and as the same may be amended and restated by the Fifth Amended and Restated Limited Liability Company Agreement of the General Partner, substantially in the form to be delivered in connection with the closing of the ACMP Unit Purchase Agreement.

“GIP” has the meaning specified in the preamble.

“GIP Entities” means GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P. and GIP-C Holding (CHK), L.P.

“Governmental Authority” means any (a) federal, state, local, or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“Incentive Distribution Rights” has the meaning specified in the Partnership Agreement.

“Indebtedness” means, with respect to any specified Person at any date, without duplication, any of the following: (a) obligations, including principal and interest, with respect to borrowed money; (b) payment obligations evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) that are not evidence of trade payables; (c) payment obligations of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with U.S. GAAP; (d) payment obligations for a deferred purchase price (other than trade payables incurred in the ordinary course of business, consistent with past practice); (e) off-balance sheet financing; (f) obligations, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, surety bonds, letters of credit or similar arrangements in existence immediately before the Closing, whether or not drawn; (g) all net obligations or payable under any rate, currency, commodity, or other swap, option or derivative agreement; (h) all obligations of such Person created or arising under any conditional sale or title retention agreement; (i) the liquidation value or redemption price, as the case may be, of all preferred or redeemable equity interests of such Person: and (j) any guaranty or securing of any indebtedness of the type referred to in clauses (a) through (i) above of any other Person.

“Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Indemnifying Party” has the meaning set for in Section 7.3(a).

“Knowledge of the Partnership” means, the actual knowledge after due and reasonable inquiry of: J. Michael Stice, Robert S. Purgason and Regina L. Gregory.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any Indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Liens” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lien, option, pledge, security interest, purchase right, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Non-Recourse Persons” has the meaning set forth in Section 7.8(b).

“Notional General Partner Units” has the meaning specified in the Partnership Agreement.

“NYSE” means the New York Stock Exchange, Inc.

“OLLC” means Access MLP Operating, L.L.C., a Delaware limited liability company.

“OLLC Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of OLLC dated August 3, 2010, as amended.

“Operating Subsidiaries” means Bluestem Gas Services, L.L.C., an Oklahoma limited liability company, Access Midstream Gas Services, L.L.C., an Oklahoma limited liability company, Oklahoma Midstream Gas Services, L.L.C., an Oklahoma limited liability company, Texas Midstream Gas Services, L.L.C., an Oklahoma limited liability company, Access Permian Midstream, L.L.C., an Oklahoma limited liability company, ACMP Finance Corp., a Delaware corporation, Appalachia Midstream Services, L.L.C., an Oklahoma limited liability company, Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company, and Ponder Midstream Gas Services, L.L.C., a Delaware limited liability company (each an “Operating Subsidiary”).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (ii) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each as amended, (iii) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (iv) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Partnership” has the meaning specified in the preamble.

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 3, 2010, as amended by the Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 2012 and as further amended by the Partnership Agreement Amendment.

“Partnership Agreement Amendment” means the Amendment No. 2 to the Partnership Agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit A.

“Partnership Entities” means the Partnership, OLLC and the Operating Subsidiaries, excluding Chesapeake Midstream Operating, L.L.C. and its Subsidiaries (each a “Partnership Entity”).

“Partnership Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Partnership Material Adverse Effect” means any circumstance, change, event, fact, development, condition, matter or effect that either individually or together with any other circumstance, change, event, fact, development, condition, matter or effect is or would reasonably be likely to be materially adverse to or has had or would be reasonably likely to have a material adverse effect on or change in or to the business, operations, ownership, or condition (financial or otherwise) of the Partnership Entities (including the indirect ownership and operation by the Partnership of the Assets), but for purposes of this definition shall exclude any of the following circumstances, changes, events, facts, developments, conditions, matters or effects resulting or arising from, either alone or in combination with any other circumstance, change or effect: (i) any change resulting from the announcement or consummation (in accordance with the terms of this Agreement) of this Agreement (other than any change resulting from a breach of the representation and warranty set forth in Section 3.5(a)), the CMO Purchase Agreement or the ACMP Unit Purchase Agreement, including any disruption of customer or supplier relationships resulting solely and directly therefrom; (ii) conditions affecting the natural gas transportation industry generally; (iii) any changes in U.S. GAAP, or any other accounting rules and regulations; (iv) any change in general economic conditions in the industries or markets in which the Partnership Entities primarily operate; or (v) changes in national, regional, state or local wholesale or retail markets or prices for hydrocarbons or the gathering, transportation, treatment or processing thereof, except in the cases of clauses (ii) through (iv), to the extent disproportionately affecting any of the Partnership Entities as compared with other Persons or businesses in the natural gas transportation industry and then only such disproportionate impact shall be considered.

“Partnership SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements, and other forms, reports, schedules, statements and other documents, as amended, required to be filed or furnished by the Partnership under the Securities Exchange Act with the SEC.

“Party” means, as applicable, the Partnership, the General Partner and the Purchasers.

“Per Unit Price” means if the Public Equity Offering is consummated, the amount equal to the Public Equity Offering Proceeds per Common Unit sold in the Public Equity Offering; provided, however, that if the Closing occurs after the record date for the distribution by the Partnership in respect of Common Units for the quarter ending December 31, 2012, then the Per Unit Price shall be decreased by the amount of the distribution per Common Unit in respect of such quarter.

“Percentage Interest” has the meaning set forth in the Partnership Agreement.

“Permits” means any approval, authorization, certification, clearance, consent, license, permit, registration, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or Taxes for which the Partnership Entities are liable hereunder or for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with U.S. GAAP, (b) Liens imposed by Law not yet due and payable, (c) zoning, entitlement and other land use regulations by any Governmental Authority, provided that such regulations have not been violated, (d) Liens securing Indebtedness permitted by this Agreement and (e) easements, restrictions, covenants, minor title defects and matters that would be revealed by an accurate survey, none of which would have more than an immaterial effect on the use of the property to which they pertain.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Public Equity Offering” has the meaning specified in the recitals.

“Public Equity Offering Proceeds” means the total net proceeds (including after taking into account underwriting discounts and commissions and other transaction expenses) received by the Partnership on or prior to Closing in connection with the Public Equity Offering, the proceeds of which are to finance in part the CMO Disposition.

“Purchaser Percentage” means, with respect to each Purchaser, the percentage set forth next to such Purchaser’s name on Schedule 2.1 hereto.

“Purchase Price” means with respect to each Purchaser, the aggregate sum of its Class B Contribution Amount, its Class C Contribution Amount, its Common Unit Contribution Amount and its Purchaser Percentage of the Additional GP Contribution.

“Purchaser” or “Purchasers” has the meaning specified in the preamble.

“Purchaser Indemnitee” has the meaning set forth in Section 7.2(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated August 3, 2010, by and among the Partnership, the GIP Entities and GIP II Eagle Holdings Partnership, L.P. as amended and restated by the Amended and Restated Registration Rights Agreement as of the Closing Date.

“Remedies Exception” means the extent to which enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Representatives” means, all directors, officers, managers, trustees, employees, consultants, advisors, or other representatives of a Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” or “Sellers” has the meaning specified in the recitals.

“Subordinated Units” has the meaning specified in the Partnership Agreement.

“Survival Period” has the meaning set forth in Section 7.1.

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax

Authority and (b) any Liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined, or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“Third Party Claim” has the meaning set forth in Section 7.3(b).

“Total Common Unit Contribution Amount” means an amount equal to (a) $ 1,160,000,000, minus (b) the sum of the Additional GP Contribution, the Class B Contribution Amounts, the Class C Contribution Amounts and the Public Equity Offering Proceeds.

“Total Purchase Price” means the aggregate sum of the Class B Contribution Amounts, Class C Contribution Amounts, the Common Unit Contribution Amounts and the Additional GP Contribution payable by the Purchasers.

“Total Purchased Units” has the meaning set forth in Section 2.1(a).

“Transaction Documents” means, collectively, this Agreement, the Partnership Agreement Amendment and the Amended and Restated Registration Rights Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby; provided, however, for the avoidance of doubt, the Transaction Documents shall not include the CMO Purchase Agreement, the ACMP Unit Purchase Agreement or the agreements or instruments provided for therein to be executed and delivered by the parties thereto in connection with the transactions contemplated thereby (other than this Agreement and the other Transaction Documents defined herein giving effect to this proviso).

“Transaction Material Adverse Effect” means, with respect to any Party, any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions or occurrences, would or would be reasonably likely to materially impair or delay the ability of such Party, or any of its Affiliates, to perform any of its obligations or to consummate any of the transactions under this Agreement or the other Transaction Documents or otherwise materially threaten or materially impede or delay the consummation or performance of the transactions or obligations under the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 10.17.

“Unaudited Financial Statements” has the meaning specified in Section 3.8(a).

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Williams” has the meaning specified in the preamble.

“WMB Debt Financing” means any debt financing (including, without limitation, lines of credit, bridge facilities, term loan facilities, revolving credit facilities or short-term liquidity facilities) entered into by Williams in connection with the Closing and the transactions contemplated by this Agreement.

“WMB Debt Financing Sources” means, collectively, the agents, lead arrangers, bookrunners, lenders and other entities that have committed to provide and/or or otherwise entered into agreements in connection with any WMB Debt Financing.

ARTICLE II

SALE AND PURCHASE OF TOTAL PURCHASED UNITS AND ADDITIONAL

GENERAL PARTNER INTEREST

Section 2.1 Sale and Purchase of Total Purchased Units.

(a) Subject to all of the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and other agreements set forth herein, at the Closing the Partnership hereby agrees to issue and sell to each Purchaser and each Purchaser agrees to acquire the following:

(i) 5,929,025 Class B Units in consideration for the Class B Contribution Amount contributed by each Purchaser set forth on Schedule 2.1;

(ii) 5,599,634 Class C Units, or in the event the Public Equity Offering is not consummated, 12,959,153 Class C Units, in consideration for the Class C Contribution Amount by each Purchaser set forth on Schedule 2.1 (as may be adjusted pursuant to footnote 1); and

(iii) in the event the Public Equity Offering is consummated, a number of Common Units equal to the quotient of (A) the Common Unit Contribution Amount divided by (B) the Per Unit Price, and the aggregate Class B Units, Class C Units and Common Units issued and sold by the Partnership to the Purchasers in accordance with this Section 2.1(a) are the “Total Purchased Units”, and each Purchaser’s purchased share of the Total Purchased Units is the “Final Purchased Units”.

(b) Pursuant to clause (iii) in the proviso to the definition of “Outstanding” in the Partnership Agreement, the General Partner hereby notifies the Purchasers that the limitations in the definition of Outstanding shall not apply to the Class B Units, Class C Units (and each Common Unit received upon conversion of such Class B Units and Class C Units) and the Common Units received under this Agreement for so long as such units are owned by the Purchasers or their Affiliates.

Section 2.2 Sale and Purchase of Additional General Partner Interest. Subject to all of the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and other agreements set forth herein, at the Closing, in consideration for the contribution to the Partnership on behalf of the General Partner by each Purchaser of its Purchaser Percentage of the Additional GP Contribution as set forth on Schedule 2.1, the number of Notional General Partner Units shall be increased proportionally in accordance with Section 5.2(b) of the Partnership Agreement. The proportionate increase in the number of Notional General Partner Units in accordance with this Section 2.2 is the “Additional General Partner Interest”.

Section 2.3 Closing.

(a) The consummation of the sale and purchase of the Total Purchased Units and the Additional General Partner Interest in accordance with the terms of this Agreement and the Partnership Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, concurrently with the “Closing” under the CMO Purchase Agreement, subject to the prior or concurrent satisfaction or valid waiver of all of the closing conditions of the parties set forth in Article VI of this Agreement, or at such other place and on such other date or time as the Parties may mutually agree. The day on which the Closing takes place is referred to herein as the “Closing Date.”

(b) At the Closing, the Partnership will issue, sell and deliver to each Purchaser, and each Purchaser shall, severally, and not jointly, purchase or acquire from the Partnership the Final Purchased Units against payment of its respective Purchase Price by wire transfers in immediately available funds on or before the Closing Date. The Total Purchased Units will be issued on the Closing Date in accordance with the terms of the Partnership Agreement and this Agreement, and the Final Purchased Units purchased by each Purchaser will be registered to such Purchaser in the Partnership’s records.

(c) At the Closing, the Partnership will proportionately increase the number of Notional General Partner Units, and the General Partner shall acquire from the Partnership the Additional General Partner Interest against payment of the Additional GP Contribution by the Purchasers to the Partnership on behalf of the General Partner by wire transfers in immediately available funds on or before the Closing Date. The Additional General Partner Interest will be issued to the General Partner on the Closing Date in accordance with the terms of the Partnership Agreement and this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in the Partnership SEC Documents as of the date hereof with respect to Section 3.11 through Section 3.15, the Partnership hereby represents and warrants to each Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1 Formation; Due Qualification and Authority. Each of the Partnership Entities is a corporation, limited partnership or limited liability company, as the case may be, and each of the foregoing (a) is duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as the case may be and (b) is duly authorized, qualified or licensed to do business and is in good standing in each jurisdiction in which such party currently conducts businesses or owns, operates, leases, licenses, uses or operates any properties or assets. The Partnership Entities have delivered to the Purchasers true, correct and complete copies of the Organizational Documents of each of the Partnership Entities, in each case as currently in effect. All such Organizational Documents are in full force and effect, and no Partnership Entity is in violation of any provision of any of its respective Organizational Documents.

Section 3.2 Authorization of Agreement. Each of the Partnership Entities has all requisite power, authority and legal capacity to (a) own, operate and lease its properties and assets as and where currently owned, operated or leased by it and (b) carry on its business as currently conducted. Each of the Partnership Entities has all requisite power, authority and legal capacity to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party. The execution, delivery and performance by each of the Partnership Entities of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all necessary corporate, limited liability company, limited partnership, general partner or other action, as applicable. Each Transaction Document to which any of the Partnership Entities is or will be a party has been or will be duly executed and validly delivered and, assuming due authorization, execution and delivery by the Purchasers and all other parties thereto, as applicable, constitutes the legal, valid and binding obligations of such Partnership Entity, enforceable against such Partnership Entity in accordance with its terms, except as the enforceability hereof or thereof may be limited by the Remedies Exception. Except as otherwise indicated in this Agreement, no further action on the part of any of the Partnership Entities is or shall be required in connection with its performance of any Transaction Document to which it is or will be a party.

Section 3.3 Power and Authority to Act.

(a) General Partner. The General Partner has full limited liability company power and authority to act as the general partner of the Partnership.

(b) Manager. The Partnership has full limited liability company or corporate power and authority to act as the manager or sole shareholder, as applicable, of OLLC, and OLLC has full limited liability company power and authority to act as the manager of each of the Operating Subsidiaries.

Section 3.4 Valid Issuance of the Total Purchased Units and the Additional General Partner Interest.

(a) The Total Purchased Units and the Additional General Partner Interest will be duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Purchasers and the General Partner, as applicable, against payment therefor in accordance with this Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act and except for general liability associated with the Additional General Partner Interest) and will be issued in compliance with all applicable rules of the NYSE.

(b) The Partnership has all requisite limited partnership power to issue, sell and deliver the Total Purchased Units and the Additional General Partner Interest, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All corporate, partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities or any of their respective stockholders, members or partners for the authorization, issuance, sale and delivery of the Total Purchased Units and the Additional General Partner Interest shall have been validly taken at or before the Closing.

(c) The Total Purchased Units shall have those rights, preferences, privileges and restrictions governing the Class B Units, the Class C Units and the Common Units as are reflected in the Partnership Agreement Amendment and the Partnership Agreement, as applicable.

(d) The Common Units issuable upon conversion of the Class B Units and the Class C Units issued at the Closing, and the Class B Units issuable to holders of Class B Units as a distribution in kind on the Class B Units will be duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Purchasers in accordance with the Partnership Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act) and will be issued in compliance with all applicable rules of NYSE.

Section 3.5 No Conflict; Third Party Consents.

(a) The execution, delivery or performance of any Transaction Document to which any of the Partnership Entities is a party does not and will not (i) violate or conflict with such Partnership Entity’s Organizational Documents, (ii) violate or conflict with any Law or Order applicable to such Partnership Entity, (iii) except to the extent, if any, previously disclosed to the Purchasers, violate, conflict with, result in a breach or termination of, otherwise give any Person additional rights or compensation under, give rise to a loss of a material benefit under or the right to terminate or accelerate, or constitute (with or without notice or lapse of time, or both) a default under, the terms of any note, deed, lease, easement, right of way, instrument, security agreement, mortgage, commitment or Contract to which any of the Partnership Entities is a party or by which any of the Assets are bound, except in the case of clauses (ii) and (iii) for such violations, conflicts, terminations, rights, or defaults that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (iv) result in the creation or imposition of any Lien with respect to the Total Purchased Units and the Additional General Partner Interest, any equity interests in any of the Partnership Entities, or any of the Assets.

(b) Except as previously disclosed to the Purchasers, no Consent of, notice to, or filing with any third party or Governmental Authority is required (i) in connection with or triggered by the execution, delivery or performance by any of the Partnership Entities of the Transaction Documents to which it is a party or (ii) for the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of any of the Partnership Entities.

Section 3.6 Capitalization.

(a) Partnership. As of the date of this Agreement, the issued and outstanding partnership interests of the Partnership consist of 78,923,118 Common Units, 69,076,122 Subordinated Units, 3,020,390 corresponding Notional General Partner Units, the Incentive Distribution Rights and any limited partner interests issued to independent directors of the General Partner pursuant to the Partnership’s long-term incentive plan. Upon issuance, the Total Purchased Units will be owned of record and beneficially by the Purchasers, free and clear of any Liens other than (i) restrictions imposed thereon by applicable securities Laws or the Partnership Agreement and (ii) Liens created by the Purchasers.

(b) General Partner Interest and the Incentive Distribution Rights in the Partnership. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest, and all of the Incentive Distribution Rights and the Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement and have been fully paid (to the extent required under the Partnership Agreement) and, in the case of the Incentive Distribution Rights, are nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act); and the General Partner owns such General Partner Interest and Incentive Distribution Rights free and clear of all Liens other than restrictions imposed thereon by applicable securities Laws or by the Partnership Agreement. Upon issuance, the Additional General Partner Interest will represent an increase in the number of Notional General Partner Units in order for the General Partner to maintain its Percentage Interest in the Partnership and immediately following the Closing shall be owned of record and beneficially by the General Partner, free and clear of any Liens other than (i) restrictions imposed thereon by applicable securities Laws or by the Partnership Agreement and (ii) Liens created by the General Partner.

(c) General Partner. AMV is the sole member of the General Partner and owns 100% of the limited liability company interests in the General Partner; such limited liability company interests are duly authorized and validly issued in accordance with the General Partner LLC Agreement and have been fully paid (to the extent required under the General Partner LLC Agreement) and are nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)).

(d) OLLC. The Partnership is the sole member of OLLC and owns 100% of the limited liability company interests in OLLC; such limited liability company interests are duly authorized and validly issued in accordance with the OLLC Operating Agreement and are fully paid (to the extent required under the OLLC Operating Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such limited liability company interests free and clear of all Liens other than restrictions imposed thereon by applicable securities Laws or the OLLC Organizational Documents and Liens securing obligations under the Credit Agreement.

(e) Operating Subsidiaries. OLLC owns, directly or indirectly, 100% of the limited liability company interests or stock, as applicable, in each of the Operating Subsidiaries. Such equity interests have been duly authorized and validly issued in accordance with the Organizational Documents of each Operating Subsidiary and are fully paid (to the extent required under such Organizational Documents) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and OLLC owns, directly or indirectly, such equity interests free and clear of all Liens other than restrictions imposed thereon by applicable securities Laws or by the Operating Subsidiaries’ Organizational Documents and Liens securing obligations under the Credit Agreement.

(f) Except as set forth in the Organizational Documents of the Partnership Entities or as previously disclosed to the Purchasers, (i) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, preemptive rights, options, warrants, participation or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of any of the Partnership Entities or requiring any of the Partnership Entities to issue, transfer, convey, assign, redeem or otherwise acquire or sell any equity interests, (ii) no equity interests of any of Partnership Entities are reserved for issuance, other than the equity interests to be issued as contemplated by this Agreement and (iii) assuming the accuracy of the representations of the Purchasers contained in Section 4.1, the issuance or sale of the Total Purchased Units as contemplated by this Agreement will be exempt from registration requirements of the Securities Act.

(g) None of the equity interests of any of the Partnership Entities have been offered, issued, sold or transferred in violation of any applicable Law or preemptive or similar rights. Except for the Registration Rights Agreement, none of the Partnership Entities is under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any of its securities under the Securities Act.

Section 3.7 No Other Subsidiaries. Other than the Partnership Entities, the General Partner does not own, directly or indirectly, any equity or similar interest or long-term debt securities of any Person. Other than the Partnership’s ownership of its 100% limited liability company interest in OLLC and OLLC’s ownership of its 100% limited liability company interest in each of the Operating Subsidiaries and, for the avoidance of doubt, other than the entities that the Partnership would own pursuant to closing of the transactions contemplated by the CMO Purchase Agreement, neither the Partnership nor OLLC owns, and on the Closing Date neither will own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest or any long-term debt security or any similar interest of, any Person.

Section 3.8 Financial Statements; SEC Reports; Disclosure Controls; Sarbanes-Oxley Act of 2002.

(a) The Partnership SEC Documents set forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheet of the Partnership (with related statements of income, changes in equity and cash flows) as of and for the years ended on December 31, 2010 and December 31, 2011 and for the period from October 1 through December 31, 2009 and for the period from January 1 through September 30, 2009) (the “Audited Financial Statements”); and (b) the unaudited balance sheets of the Partnership as of September 30, 2012 and September 30, 2011 (with related statements of income, changes in equity, and cash flows for the respective nine-month periods then ended as well as the three-month period ended September 30, 2012) (the “Unaudited Financial Statements”).

(b) The Financial Statements were prepared in accordance with U.S. GAAP (except that the Unaudited Financial Statements do not contain all footnotes required under U.S. GAAP and are subject to customary quarter or year-end adjustments that are not individually or in the aggregate material). The Audited Financial Statements fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Partnership Entities as of the respective dates thereof and for the respective periods covered thereby. The Unaudited Financial Statements fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Partnership Entities as of September 30, 2012 and September 30, 2011, subject to (i) customary quarter or year-end adjustments that are not individually or in the aggregate material and (ii) the absence of certain footnote disclosures.

(c) SEC Reports. Since January 1, 2012, the Partnership has filed with or furnished to the SEC on a timely basis all Partnership SEC Documents. As of the time they were filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Partnership SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act (as the case may be); and (ii) none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Partnership SEC Documents.

(d) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 of the Securities Exchange Act), (i) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or submits under the Securities Exchange Act, as applicable, is accumulated and communicated to management of the General Partner and each other Partnership Entity, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made, and (ii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Securities Exchange Act.

(e) The Partnership and, to the Knowledge of the Partnership, the directors and officers of the General Partner in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange that are effective and applicable to the Partnership.

Section 3.9 Listing. The Common Units to be sold hereunder and, prior to conversion, the Common Units issuable upon conversion of the Class B Units and the Class C Units will be approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

Section 3.10 Enforceability of Operative Agreements.

(a) Partnership Agreement. The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner and, enforceable against the General Partner in accordance with its terms.

(b) OLLC Operating Agreement. The OLLC Operating Agreement has been duly authorized, executed and delivered by the Partnership and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms.

(c) Agreements of Operating Subsidiaries. The limited liability company agreements, of the Operating Subsidiaries have been duly authorized, executed and delivered by OLLC or the Partnership, as applicable, and are valid and legally binding agreements of OLLC, enforceable against OLLC or the Partnership, as applicable, in accordance with their respective terms.

Provided, that with respect to each of the agreements set forth in sub-clauses (a) through (c) of this Section 3.10, the enforceability thereof may be limited by (i) the Remedies Exception (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, any applicable Law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

Section 3.11 Litigation.

As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Partnership, threatened, against any Partnership Entity or to which any Partnership Entity is otherwise a party or, to the Knowledge of the Partnership, a threatened party, challenging the transactions contemplated by the Transaction Documents or otherwise relating to such transactions.

Section 3.12 Taxes.

(a) The Partnership is properly treated as a partnership for United States federal income tax purposes, and at least 90% of the gross income of the Partnership for each taxable year since its formation up to and including the current taxable year is “qualifying income” with the meaning of Section 7704(d) of the Code.

(b) Each of the Partnership Entities has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects.

(c) Each of the Partnership Entities has timely paid all material Taxes (other than material Taxes not yet due and payable).

(d) The Partnership has made available to the Purchasers complete and accurate copies of all federal and state Tax Returns of the Partnership Entities for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Partnership Entities within the past five (5) years.

(e) Each of the Partnership Entities has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) There are no current audits or proceedings with any Tax Authority relating to material Taxes in progress, pending or threatened in writing with respect to any of the Partnership Entities. None of the Partnership Entities has received written notice of any pending claim against it (which remains outstanding) from any Tax Authority for assessment or deficiency of Taxes, and no such claim has been threatened in writing. No claim has ever been made within the past five (5) years by a Tax Authority in a jurisdiction in which a Partnership Entity does not file Tax Returns that such Partnership Entity is or may be subject to Tax in that jurisdiction.

(g) None of the Partnership Entities has waived any statute of limitations in respect of any Taxes that is currently in effect or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in effect; there are no agreements or waivers currently in effect providing for an extension of time with respect to the filing of any Tax Returns of any of the Partnership Entities or with respect to the Assets and no request for any such waiver or extension is pending.

(h) None of the Assets of any of the Partnership Entities is subject to any Lien for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings for which sufficient reserves have been established in accordance with U.S. GAAP).

(i) None of the Partnership Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Chesapeake Energy Corporation). None of the Partnership Entities has any Liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(j) None of the Partnership Entities has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Laws, and none of the Partnership Entities has obtained any private letter ruling of the Internal Revenue Service or comparable ruling of any other Tax Authority.

(k) None of the Partnership Entities is a party to or bound by any Tax allocation or Tax sharing or indemnification agreement.

(l) The Partnership (and any entity or arrangement with respect to the Assets that is treated as a partnership for Tax purposes) has made a valid election pursuant to Section 754 of the Code and such election is in effect as of the Closing Date.

(m) For each taxable year since its formation, each of the Operating Subsidiaries, other than AMCP Finance Corp., is, or has been, properly classified as an entity disregarded as separate from its owner for United States federal income tax purposes.

Section 3.13 Compliance with Law; Permits.

(a) Each Partnership Entity is, and to the Knowledge of the Partnership, since September 30, 2012 has been, in compliance in all material respects with all Laws or Orders applicable to such Partnership Entity and the use, ownership, and operation of the Assets and the Business. None of the Partnership Entities has received any material notice of or been charged with the material violation of any Laws related to such Partnership Entity or the use, ownership, or operation of the Assets or the Business. To the Knowledge of the Partnership, none of the Partnership Entities is under investigation with respect to the violation of any Laws related to such Partnership Entity, the Assets or the Business. Notwithstanding the foregoing, this Section 3.13 does not apply to any matters related to Taxes, as it is the Parties’ intent that Section 3.12 shall cover such matters.

(b) Each Partnership Entity possesses all Permits necessary for the conduct in all material respects of its business in substantially the same manner as is currently being conducted. None of the Partnership Entities is in default or violation of, and no event has occurred which, with or without notice or lapse of time, or both, would constitute a material default or violation of, any term, condition, or provision of any such material Permit. To the Knowledge of the Partnership, there are no facts or circumstances that could reasonably be expected to result in (x) any material termination, suspension, modification, or revocation of any such material Permit or could reasonably be expected to result in any Proceeding related to any such material Permit, or (y) the revocation of any application for any material Permit for which any Partnership Entity has applied but which has not currently been granted, except in each case as would not, individually or in the aggregate, be material to the satisfaction of its contractual obligations. There are no material Proceedings pending or, to the Knowledge of the Partnership, threatened relating to the suspension, revocation, or modification of any such Permits of the Partnership Entities.

Section 3.14 Absence of Certain Changes. Except as contemplated by the CMO Transaction Documents, since September 30, 2012, (a) there has not occurred any event or circumstance that has had or would reasonably be expected to have a Partnership Material Adverse Effect and (b) other than with respect to entering into this Agreement and the other Transaction Documents and with respect to the transactions contemplated hereby and thereby, the Business has been conducted, in all material respects, in the ordinary course consistent with past practice.

Section 3.15 Certain Relationships and Related Transactions. Except for the CMO Transaction Documents or as otherwise previously disclosed to the Purchasers and other than the Organizational Documents of the Partnership Entities, AMV or the GP and any Contract with respect to employment or compensation, no Affiliate of the GP (other than the Partnership, OLLC and the Operating Subsidiaries) nor any current officer, member, employee, manager or director of the General Partner, (a) has any direct or indirect interest in the Assets except through such Affiliates’ direct or indirect ownership of the Partnership Entities and (b) is a party to any Contract with any Partnership Entity.

Section 3.16 Brokers. The Partnership Entities have not incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which any Partnership Entity or Purchaser will have any responsibility whatsoever.

Section 3.17 Investment Company. No Partnership Entity is now, or will be, immediately after the sale of the Total Purchased Units to the Purchasers hereunder and the application of the net proceeds from such sale, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.18 Representations and Warranties Under Transaction Documents. The representations and warranties made by the Partnership Entities in any of the Transaction Documents are true and correct in all material respects.

ARTICLE IV

PURCHASERS’ REPRESENTATIONS

Each Purchaser hereby represents and warrants to the Partnership as of the date hereof and as of the Closing Date as follows:

Section 4.1 Investment Intent. Such Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser is acquiring the Final Purchased Units for investment for its own account and not with a view to the distribution thereof. Such Purchaser acknowledges and understands that (a) the acquisition of the Final Purchased Units has not been registered under the Securities Act in reliance on an exemption therefrom and (b) the Final Purchased Units will be characterized as “restricted securities” under applicable securities Laws. Such Purchaser agrees that the Final Purchased Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws. Each Purchaser is able to bear the economic risk of holding such Final Purchased Units for an indefinite period, and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Without limiting the effect of the representations and warranties of the Partnership hereunder, each Purchaser has had the opportunity to ask questions, receive answers and obtain such information as it considers to be relevant to its purchase of the Final Purchased Units hereunder.

Section 4.2 Authorization. Such Purchaser has all requisite power, authority and legal capacity to execute, deliver and fully perform its obligations under each Transaction Document to which it is a party. The execution and delivery by such Purchaser of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company, corporate or general partner action. Each Transaction Document to which such Purchaser is or will be a party has been or will be duly and validly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery of each such Transaction Document by each of the parties thereto, constitutes the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with its terms except as the enforceability hereof or thereof may be limited by the Remedies Exception. Except as otherwise indicated in this Agreement, no further action on the part of such Purchaser is or shall be required in connection with the performance of any Transaction Document to which it is a party.

Section 4.3 Representations and Warranties Under Transaction Documents. The representations and warranties made by such Purchaser in any of the Transaction Documents are true and correct in all material respects.

ARTICLE V

COVENANTS

Section 5.1 Fees and Expenses. At or promptly after the Closing, or the earlier termination of this Agreement, the Partnership shall reimburse each Purchaser for any of its out-of-pocket expenses (other than financial advisory expenses (including any “success fees”)), incurred in connection with, or related to, the due diligence investigation of the Partnership Entities, the negotiation and preparation of this Agreement, the Transaction Documents, the CMO Purchase Agreement, the CMO Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided, however, for the avoidance of doubt, that the Partnership shall not reimburse any Purchaser hereunder for its out-of-pocket expenses incurred in connection with, or related to, the negotiation, preparation or consummation of the ACMP Unit Purchase Agreement or the transactions contemplated solely thereby, including in connection with the General Partner LLC Agreement or the AMV LLC Agreement.

Section 5.2 Additional Covenants.

(a) Except as (i) otherwise contemplated by this Agreement, (ii) required by applicable Law, or (iii) taken in connection with the transactions contemplated by the CMO Transaction Documents, between the date of this Agreement and the Closing Date, the Partnership shall, (1) with respect to the Partnership, the Operating Subsidiaries and the Business, cause the Partnership and the Operating Subsidiaries and their respective officers, members and managers (x) to operate the Business in the ordinary course of business consistent with past practice, and (y) to use commercially reasonable efforts to preserve its present material business operations, organization, and goodwill, use commercially reasonable efforts to preserve, maintain and protect its Assets, properties and rights, including its present relationships with Persons having business dealings with it, and (2) not permit the transfer or disposal of any of its interests in the Operating Subsidiaries or agree in writing or otherwise to do so.

(b) Without limiting the generality of the foregoing, except as (i) otherwise expressly provided by this Agreement, (ii) required by applicable Law, or (iii) taken in connection with the transactions contemplated by the CMO Transaction Documents between the date of this Agreement and the Closing Date, without the prior written consent of the Purchasers (and with respect to sub-paragraph (12) below, such consent not to be unreasonably withheld), the Partnership, with respect to the Partnership, the Operating Subsidiaries and the Business, shall not and shall cause the Partnership and the Operating Subsidiaries not to:

(1) issue, sell, transfer, pledge, encumber or dispose of any Common Units, Subordinated Units, notes, bonds or other equity interests or securities (or any option, warrant or other right to acquire the same) of any of the Partnership Entities except (x) in connection with the Public Equity Offering or (y) any equity issuances to employees in the ordinary course of business (and otherwise as previously disclosed to the Purchasers);

(2) amend or otherwise alter, waive or change any rights or obligations under or with respect to its Organizational Documents;

(3) liquidate, dissolve, recapitalize or otherwise wind up the business of any of the Partnership Entities;

(4) change its financial accounting methods, policies or practices, except as required by U.S. GAAP or applicable Laws;

(5) sell, assign, transfer, lease, license or otherwise dispose of any Assets owned by any Partnership Entity, except in the ordinary course of business consistent with past practice or pursuant to the terms of any Contract in effect on the date hereof or entered into following the date hereof without breaching this Agreement;

(6) make any capital expenditure other than in the ordinary course of business consistent with past practice;

(7) merge or consolidate with, purchase substantially all of the assets or business of or equity interests in, or make an investment in, any Person (other than extensions of credit to customers in the ordinary course of business consistent with past practice);

(8) except for Indebtedness that will be fully satisfied or released at the Closing, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness or otherwise amend, modify, alter, waive or otherwise change any rights or obligations with respect thereto, including any claims thereunder, other than in the ordinary course of business and other than Indebtedness incurred under the Credit Agreement;

(9) create or assume any Lien that encumbers any equity securities of any of the Partnership Entities or any of the Assets, other than Permitted Liens, customary Liens contained in or arising under any Contract in effect on the date hereof or entered into following the date hereof without breaching this Agreement with respect to amounts not yet delinquent, statutory Liens for amounts not yet delinquent, any Liens in existence as of the date hereof and Liens securing Indebtedness permitted by this Agreement;

(10) except as previously disclosed to the Purchasers enter into any contract that would be required to be disclosed by the Partnership on form 8-K;

(11) settle, waive or compromise any Proceeding in a manner that would adversely affect in any material respect the ownership, operation or use of the Assets;

(12) make, change or rescind any election in respect of Taxes; adopt or change any accounting method in respect of Taxes or a change in any annual Tax accounting period; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; surrender any right to claim any Tax refund; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (and no such action described in this Section 5.2(b)(12) shall be taken with respect to the Assets by any of the Partnership, OLLC and/or the Operating Subsidiaries or their Affiliates); provided, that notwithstanding the foregoing, following any termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership shall be entitled to make elections and adopt accounting methods with respect to Taxes consistent with its methods and elections in effect prior to such termination (and for avoidance of doubt, the Partnership shall make an election under Section 754 of the Code on the appropriate tax returns following any such termination);

(13) terminate or close any facility, business or operation of the Partnership and the Operating Subsidiaries except in the ordinary course of business consistent with past practice;

(14) (1) split, combine or reclassify any of its membership interests or other outstanding equity, (2) repurchase, redeem or otherwise acquire any of its securities, or (3) adopt a plan of complete or partial dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(15) other than regular quarterly distributions, declare or pay any dividend, or make any other distribution or payment in kind in respect of the equity interests of the Partnership;

(16) except as previously disclosed to the Purchasers, adopt, amend or modify any profit sharing, compensation, savings, insurance, pension, retirement, employment, retention, severance, deferred compensation or other Benefit Plan, program, agreement or arrangement, or otherwise hire any employees or independent contractors;

(17) except as disclosed to the Purchasers increase, or promise to increase, any wage rate or base salary, benefits or other compensation of its employees or independent contractors; or

(18) agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.3 Cooperation. Each of the Parties shall use its commercially reasonable efforts to (i) cause to be taken, on a timely basis, all actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement and (ii) refrain from taking any action that would result in any of the conditions set forth in Article VI from being satisfied.

Section 5.4 Financing Cooperation. Prior to the Closing, each Purchaser shall, and shall cause its Affiliates to, at the Partnership’s sole cost and expense, provide to the Partnership all cooperation reasonably requested by the Partnership in connection with the Debt Financing and raising the Equity Offering Proceeds, including (a) causing senior officers of such Purchaser to participate in meetings, presentations, “road shows”, due diligence sessions or drafting sessions and (b) furnishing to the Partnership as promptly as practicable, such information regarding such Purchaser as may be reasonably requested by the Partnership. Prior to the Closing, the Partnership shall use its commercially reasonable efforts, and shall cause its Affiliates to use their respective commercially reasonable efforts, at the Purchasers’ sole cost and expense, to provide to the Purchasers all cooperation reasonably requested by the Purchasers in connection with the financing of their purchase of the Total Purchased Units and Additional General Partner Interest, including (a) causing senior officers of the Partnership to participate in meetings, presentations, “road shows”, due diligence sessions or drafting sessions and (b) furnishing to the Purchasers as promptly as practicable, such information regarding the Partnership as may be reasonably requested by the Purchasers.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Condition to Obligations of the Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party, on or prior to the Closing Date, of each of the following conditions:

(a) no Law or Order (including any rules and regulations of the Federal Trade Commission and the Antitrust Division of the Department of Justice) is in effect that makes illegal the consummation of this Agreement or any other applicable Transaction Document or the transactions contemplated hereby and thereby;

(b) the CMO Disposition shall have been consummated, or shall be consummated contemporaneously with the Closing, without any amendment to the CMO Purchase Agreement or waiver of any of the conditions to the Partnership’s obligations to effect the closing thereunder; and

(c) the ACMP Unit Purchase shall have been consummated, or shall be consummated contemporaneously with the Closing, without any amendment to the ACMP Unit Purchase Agreement or waiver of any of the conditions thereto provided, this condition shall be deemed to be satisfied with respect to any Purchaser, if the only reason for the ACMP Unit Purchase not to be consummated is due to a breach by such Purchaser of this Agreement or the ACMP Unit Purchase Agreement.

Section 6.2 Conditions to Obligations of the Partnership. The obligations of the Partnership to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Partnership, on or prior to the Closing Date, of each of the following conditions:

(a) each of the representations and warranties of the Purchasers set forth in this Agreement shall be true and correct in all respects (disregarding any materiality or similar qualifier (including through the use of any defined term containing any such qualifier)), in each case, (i) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) except where a failure to be so true and correct has not had a Transaction Material Adverse Effect with respect to the Purchasers;

(b) the Purchasers shall not have materially breached any obligations and agreements required to be performed and complied with by them on or prior to the Closing Date, except for any such breach that has not had a Transaction Material Adverse Effect with respect to the Purchasers;

(c) each Purchaser shall have delivered a counterpart, duly executed by such Purchaser, to the Amended and Restated Registration Rights Agreement;

(d) each Purchaser shall have delivered a certificate, duly executed by an executive officer of such Purchaser, dated as of the Closing Date, to the effect that each of the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(e) each of the Purchasers shall have delivered each document required to be delivered by them to the Partnership under this Agreement and each Purchaser shall have paid its Purchase Price.

Section 6.3 Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Purchasers, on or prior to the Closing Date, of each of the following conditions:

(a) each of the Fundamental Representations of the Partnership set forth in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, material adverse effect or words of similar import, which representations and warranties shall be true and correct in all respects) on and as of the date hereof and as of the Closing Date, with the same force and effect as though made on and as of such date; provided, however, that the representation and warranty set forth in Section 3.6(a)

shall be deemed to be true and correct solely for the purpose of this Section 6.3(a) (but not for any other purpose), if the total number of Common Units, the total number of Subordinated Units and the total number of corresponding Notional General Partner Units set forth therein, do not vary from the actual total number of Common Units, the actual total number of Subordinated Units and the actual total number of corresponding Notional General Partner Units on the date hereof by more than 2%; provided, further, for the purposes of clarification, this Section 6.3(a) shall not limit any of the Purchasers’ rights or remedies under Article VII.

(b) the Partnership shall not have breached in any material respect its obligations set forth in Section 5.2(b) unless such breach has been cured at or prior to the Closing Date;

(c) the Purchasers shall have received from the Partnership (i) a copy of the Partnership’s certificate of formation, certified by the Secretary of State of the State of Delaware to be true and complete as of a date no more than five (5) days prior to the Closing Date and the Organizational Documents of each of its Operating Subsidiaries, certified by the Secretary of the Partnership and each of the Operating Subsidiaries to be true and complete as of the Closing Date; (ii) a copy, certified by the Secretary of the Partnership and each of the Operating Subsidiaries to be true and complete as of the Closing Date, of the operating agreement or bylaws thereof; and (iii) a certificate, dated not more than ten (10) days prior to the Closing Date, of the Secretary of State of the State of Delaware as to the Partnership’s good standing;

(d) the Purchasers shall have received from the Partnership copies certified by the Secretary or other appropriate officer thereof to be true and complete as of the Closing Date of the resolutions of the board of directors, board of managers or similar governing body of each Partnership party to any Transaction Document authorizing the execution and delivery of this Agreement and each of the other Transaction Documents to which such Partnership Entity is a party and the consummation of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and certifying that such resolutions have not been rescinded or amended as of the Closing Date;

(e) the Purchasers shall have received from the Partnership an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each Person who shall be authorized to sign, in the name and on behalf of the Partnership Entities, this Agreement and each of the other Transaction Documents to which the Partnership Entities are or are to become a party, and to give notices and to take other action on behalf of the Partnership Entities under each of such documents;

(f) the Partnership shall have received the proceeds of the Debt Financing;

(g) the Partnership shall have delivered the Partnership Agreement Amendment, duly executed by the General Partner;

(h) the Partnership shall have delivered a counterpart, duly executed by the Partnership, to the Amended and Restated Registration Rights Agreement;

(i) the Partnership shall have delivered a certificate, duly executed by an executive officer of the General Partner, dated as of the Closing Date, to the effect that each of the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(j) each of the Partnership Entities shall have delivered each document required to be delivered by it to the Purchasers under this Agreement.

Section 6.4 Frustration of Closing Conditions. Neither the Partnership nor the Purchasers may rely on the failure of any condition set forth in Section 6.1, Section 6.2 and Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

INDEMNITY

Section 7.1 Survival of Obligations. The representations and warranties of the Parties contained in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing for fifteen (15) months after the Closing Date, except that the representations and warranties set forth in Section 3.1 (Formation, Due Qualification and Authority), Section 3.2 (Authorization of Agreement), Section 3.3 (Power and Authority to Act), Section 3.4 (Valid Issuance of the Total Purchased Units and the Additional General Partner Interest), Section 3.5(a)(i) (No Conflict; Third Party Consents); Section 3.6 (Capitalization), Section 3.10(a) (Enforceability of Operative Agreements) and Section 3.16 (Brokers) (collectively, the “Fundamental Representations”) and any Fundamental Representations in any certificate delivered pursuant hereto, shall survive the Closing indefinitely (the applicable period of survival of a representation, warranty or covenant being the “Survival Period”) and with respect to the representations and warranties set forth at Section 3.12 (Taxes), and such representations and warranties in any certificate delivered pursuant thereto, such representations and warranties shall survive until sixty (60) days following the expiration of the applicable statute of limitations; provided that notwithstanding the expiration of any Survival Period, any obligations under Section 7.2(a) and (b) shall not terminate with respect to any Damages as to which the Indemnified Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 7.3(a) before the termination of the applicable Survival Period. The Survival Period for all covenants contained in this Agreement that, by their terms, are to be performed at or prior to the Closing, shall be fifteen (15) months after the Closing, and all covenants contained in this Agreement that, by their terms, are to be performed after the Closing shall survive the Closing until the performance of such covenants in accordance with their terms.

Section 7.2 Indemnification.

(a) From and after the Closing, subject to Section 7.1 and Section 7.4, the Partnership hereby agrees to indemnify and hold each of the Purchasers and each of their respective current and future Affiliates and each of the respective (if applicable) current and future indirect and direct equity holders (but excluding any such Person that is or becomes an Affiliate or direct or indirect equity holder of the Purchasers solely as a result of the purchase of publicly traded securities from the general public), general and limited partners, members, directors, managers, officers, employees, and agents of the foregoing (each a “Purchaser Indemnitee”) harmless from and against, and pay to the applicable Purchaser Indemnitee the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, settlements, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, Taxes, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim (collectively, “Damages”) based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) any inaccuracy, untruth or breach of the representations or warranties made by the Partnership in this Agreement and in any certificate delivered pursuant hereto on and as of the date hereof and on and as of the Closing Date; and

(ii) any breach of any covenant or other agreement on the part of the Partnership under this Agreement and in any certificate delivered pursuant hereto.

(b) From and after the Closing, subject to Section 7.1 and Section 7.4, the Purchasers, severally, and not jointly, hereby agree to indemnify and hold the Partnership, the General Partner and the members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Partnership Indemnified Parties”, and together with the Purchaser Indemnitees, the “Indemnified Parties”) harmless from and against, and pay to the applicable Partnership Indemnified Parties the amount of, any and all Damages based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) any inaccuracy, untruth or breach of the representations or warranties made by the Purchasers in this Agreement and in any certificate delivered pursuant hereto; and

(ii) any breach of any covenant or other agreement on the part of the Purchasers under this Agreement and in any certificate delivered pursuant hereto.

(c) Materiality, Partnership Material Adverse Effect and similar qualifiers contained in any representation or warranty, except in the case of the representations and warranties set forth in Section 3.14, or in any defined term used therein, shall be disregarded for purposes of subsections (a)(i) and (b)(i) of this Section 7.2 in determining any inaccuracy, untruth or breach of the representations or warranties contained herein and calculating the amount of Damages suffered by an Indemnified Party.

(d) In connection with any loss suffered or incurred by either Purchaser that is subject to indemnification under this Section 7.2, the amount of any Damages to which such Purchaser is finally judicially determined to be entitled under this Section 7.2 shall be grossed up to reflect the amount of such Damages that such Purchaser shall have borne indirectly solely as a result of its ownership of the Final Purchased Units purchased by such Purchaser from the Partnership pursuant to this Agreement.

Section 7.3 Indemnification Procedure.

(a) Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 7.2, such Indemnified Party will assert its claim for indemnification under Section 7.2 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable Survival Period to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable Survival Period.

(b) In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 7.2 hereof and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Damages (subject to any applicable limitations in this Article VII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within thirty (30) days notify the Indemnified Party in writing of its intent to do so. Subject to Section 7.3(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim, unless separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim but fails to diligently prosecute such Third Party Claim, or if the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may assume control of such defense and in the event the Third Party Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or to the extent within its control, permit a default judgment, without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on or requires any payment from any Indemnified Party.

Section 7.4 Limitations.

(a) No Indemnifying Party shall have any Liability under Section 7.2(a)(i) or Section 7.2(b)(i) related to a representation or warranty other than a Fundamental Representation and Section 3.12 (Taxes) in respect of any individual claim involving Damages to any Indemnified Party of less than $100,000 (each, a “De Minimis Claim”), unless such individual claim is directly related to one or more other claims which in the aggregate involve Damages in excess of $100,000, in which case, the Indemnifying Party will have Liability for the full amount of such claims (subject to the other limitations contained in this Section 7.4) and such claims shall not be considered De Minimis Claims (it being understood and agreed that notwithstanding anything in the foregoing to the contrary, solely for the purposes of this Section 7.4(a), all claims related to any fact or circumstance that causes any representation or warranty made in any particular Section of this Agreement to be inaccurate shall be deemed to be related to all other claims related such fact or circumstance).

(b) No Purchaser Indemnitee shall be entitled to indemnification pursuant to Section 7.2(a)(i) related to a representation or warranty other than a Fundamental Representation and Section 3.12 (Taxes) unless the aggregate of all Losses claimed by the Purchaser Indemnitees pursuant to such section that are not De Minimis Claims exceeds 1% of the Total Purchase Price (the “Claim Deductible”), in which case, subject to Section 7.4(d), the Partnership shall indemnify the Purchaser Indemnitee only for the Damages in excess of the Claim Deductible.

(c) No Partnership Indemnified Party shall be entitled to indemnification pursuant to Section 7.2(b)(i) related to a representation or warranty unless the aggregate of all Damages claimed by the Partnership Indemnified Parties pursuant to such section exceeds the Claim Deductible, in which case, subject to Section 7.4(d), the Purchasers shall indemnify the Partnership Indemnified Party only for the Losses in excess of the Claim Deductible.

(d) The Partnership shall not have any obligation to indemnify the Purchaser Indemnitees under Section 7.2(a)(i) for Damages that exceed, in the aggregate, 20% of the Total Purchase Price; provided, however, that such limitation shall not apply to Damages of the Purchaser Indemnitees arising from any Fundamental Representation and Section 3.12 (Taxes), and the Partnership’s aggregate Liability for such Damages, together with any other indemnifiable Damages, shall not exceed the Total Purchase Price. The Purchasers shall not have any obligation to indemnify the Partnership Indemnified Parties under Section 7.2(b)(i) for Damages that exceed, in the aggregate, 20% of the Total Purchase Price.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER THE PURCHASERS, THE PARTNERSHIP NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (I) PUNITIVE OR EXEMPLARY DAMAGES OR (II) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES EXCEPT, IN THE CASE OF THIS CLAUSE (II), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (X)

NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE PARTY ENTITLED TO INDEMNIFICATION AND (Y) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (I) AND (II), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 7.5 Calculation of Damages . In calculating amounts payable to an Indemnified Party, the amount of any indemnified Damages shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Damages and (b) any actual recovery by any Indemnified Party from any Person with respect to such Damages. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Damages, including under insurance policies and indemnity arrangements.

Section 7.6 No Duplication. In no event shall any Indemnified Party be entitled to recover any Damages under one Section or provision of this Agreement to the extent of the full amount of such Damages already recovered by such Indemnified Party nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 7.7 Tax Treatment of Indemnity Payments. The Partnership and the Purchasers agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Total Purchase Price for all Tax purposes, unless otherwise required by Law.

Section 7.8 Exclusive Remedy; No Recourse.

(a) The Parties acknowledge and agree that, except in the case of fraud or intentional misrepresentation, or for separate or standalone indemnification or other remedies under the Transaction Documents, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII; provided, however, that nothing herein shall limit the rights of a Party to seek and obtain injunctive relief in accordance with Section 10.5 or to pursue claims pursuant to the Partnership Agreement and the Amended and Restated Registration Rights Agreement. In furtherance of the foregoing, the Parties hereby waive and release from and after the Closing, to the fullest extent permitted by Law, any and all rights, claims, and causes of action (other than any claim of fraud or intentional misrepresentation, or for separate or standalone indemnification or other remedies under the Transaction Documents), with respect to the subject matter of this Agreement, they may have against the other Parties, their respective Affiliates and the respective officers, directors, managers, employees, members, agents, and Representatives of the foregoing arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII.

(b) Except as otherwise expressly set forth in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto, each of the Parties, on behalf of itself and its Affiliates, covenants, agrees and acknowledges that (i) no Person other than the express Parties hereto or thereto shall have any obligation or Liability hereunder or under any Transaction Document or under any certificate delivered pursuant hereto or thereto, and (ii) the Parties and their Affiliates and Representatives shall have no rights of recovery in respect hereof or thereof against, no recourse in respect hereof or thereof shall be had against, and no personal Liability in respect hereof or thereof shall attach to any Partnership Entity (other than any party to any of the Transaction Documents to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof) or any former, current or future Affiliate, general or limited partner, member, equity-holder, Representative, director, officer, agent, manager, assignee or employee of any Party, of any Partnership Entity, or of any Affiliate of any of the foregoing (other than any party to any of the Transaction Documents, to the extent of its obligations thereunder), or any of their respective successors or permitted assignees (excluding any party to any Transaction Document, to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof, collectively, “Non-Recourse Persons”), whether by or through attempted piercing of the “corporate veil”, by or through a claim (whether in tort, contract, at law, in equity or otherwise) by or on behalf of any Party against any Non-Recourse Person, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. The Non-Recourse Persons shall be express third party beneficiaries of this Section 7.8(b) as if expressly party thereto.

(c) Notwithstanding Section 7.8(a), nothing contained in this Section 7.8 shall prevent any Party from seeking and obtaining injunctive relief against the other Party’s activities in breach of this Agreement.

Section 7.9 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER

PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Partnership and the Purchasers;

(b) by the Partnership or the Purchasers if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 8.1 shall not be available to the Partnership, on the one hand, or either Purchaser, on the other hand, if such order was primarily due to the failure of the Partnership, on the one hand, or either Purchaser, on the other hand, to perform any of its obligations under this Agreement;

(c) by the Purchasers if the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Partnership shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Partnership of notice of such breach from the Purchasers;

(d) by the Partnership if either Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of either Purchaser shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Purchasers of notice of such breach from the Partnership;

(e) by the Partnership or the Purchasers if the CMO Purchase Agreement or the ACMP Unit Purchase Agreement is terminated in accordance with its terms; or

(f) by the Partnership or the Purchasers in the event that the Closing does not occur on or before the later of January 31, 2013 or the Outside Date (as defined in the CMO Purchase Agreement as amended from time to time with the prior written consent of the Purchasers); provided, that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing.

Section 8.2 Effect of Termination Prior to Closing. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto, except that (a) the covenants and agreements set forth in Section 7.8(b), this Section 8.2, Article IX and Article X shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any Party from any liability for any breach of this Agreement.

ARTICLE IX

GOVERNING LAW; CONSENT TO JURISDICTION AND WAIVER OF JURY TRIAL

Section 9.1 Governing Law; Consent to Jurisdiction and Waiver of Jury Trial. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than Delaware. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 10.3 to such Party at the address specified pursuant to Section 10.3. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, or, in the event, but only in the event, that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the Delaware Superior Court), (collectively, the “Courts”) for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 10.3 to such Party’s respective address set forth in Section 10.3 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 9.2 Provision in respect of WMB Debt Financing Sources. Notwithstanding anything herein to the contrary, each of the General Partner and Partnership agrees (i) that it will not, and it will not permit any of its Affiliates to, bring or support anyone else in bringing any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the WMB Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and any appellate courts thereof) and (ii) TO WAIVE AND HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING AGAINST ANY WMB DEBT FINANCING SOURCE.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment and Waivers. This Agreement may be amended, modified or supplemented only by written agreement of all of the Parties hereto.

Section 10.2 Waiver of Compliance and Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to the Partnership:

Access Midstream Partners, L.P.

900 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

Attention: J. Michael Stice

Facsimile No.: (405) 849-6134

and

Access Midstream Partners, L.P.

900 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

Attention: Regina Gregory

Facsimile No.: (405) 849-6134

If to the General Partner:

Access Midstream Partners, L.P.

900 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

Attention: J. Michael Stice

Facsimile No.: (405) 849-6134

and

Access Midstream Partners, L.P.

900 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

Attention: Regina Gregory

Facsimile No.: (405) 849-6134

If to the Purchasers:

If to GIP:

Global Infrastructure Management, LLC

12 East 49th Street

New York, NY 10017

Attention: William Brilliant

Facsimile: (646) 282-1580

and

Global Infrastructure Management LLP

The Peak

5 Wilton Road

London

United Kingdom

Attention: Joseph Blum

Facsimile: +44 207 798 0530

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Edward Sonnenschein

  Eli Hunt

Facsimile: (212) 751-4864

If to Williams:

The Williams Companies, Inc.

One Williams Center

Tulsa, OK 74171-0172

Attention: Senior Vice President and Chief Financial Officer

Facsimile: (918) 573-4900

with a copy to:

The Williams Companies, Inc.

One Williams Center

Tulsa, OK 74171-0172

Attention: General Counsel

Facsimile: (918) 573-5942

and

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, CO 80202

Attention: Steven Talley

Facsimile: (303) 298-5907

Section 10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The Partnership may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. The Purchasers may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Partnership except that each Purchaser may freely assign this Agreement or any of its rights or obligations hereunder, in whole or from time to time in part, without any such consent to (a) any Affiliate of such Purchaser or in the case of GIP, any control person, partner, equity holder, member, stockholder, or co-investor of GIP or its Affiliates, or (b) following Closing, to any Person that acquires any of the Total Purchased Units (other than pursuant to a registration statement under the Securities Act or a sale to the general public in reliance on an exemption therefrom) from such Purchaser; provided, that no such assignment will in any way affect such Purchaser’s obligations or liabilities under this Agreement.

Section 10.5 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Partnership and the Purchasers and the Partnership and the Purchasers will not have an adequate remedy at Law. Therefore, the obligations of the Partnership and the Purchasers under this Agreement, including the Partnership’s obligation to issue the Total Purchased Units to the Purchasers and the Additional General Partner Interest to the General Partner and the Purchasers’ obligation to purchase the Total Purchased Units from the Partnership and the General Partner’s obligation to acquire the Additional General Partner Interest from the Partnership, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that any Party may have under this Agreement or otherwise.

Section 10.6 Entire Agreement. This Agreement (including the Schedules hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby.

Section 10.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the Partnership and the Purchasers agrees that it shall use its best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each of the Partnership and the Purchasers agrees that it shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 10.8 Third-Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of its Affiliates, except that (a) this Agreement shall inure to the benefit of the Non-Recourse Parties as necessary to enforce their rights in accordance with Section 7.8(b) and (b) Section 9.2 and this Section 10.8 (solely as it relates to Section 9.2) shall inure to the benefit of the WMB Debt Financing Sources. Except for the Non-Recourse Parties and the WMB Debt Financing Sources, in each case as provided in the immediately preceding sentence, no Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any Party hereto.

Section 10.9 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 10.10 Time of Essence. Time is of the essence in the performance of this Agreement.

Section 10.11 Sealed Instrument. The Parties acknowledge and agree that, solely with respect to the Fundamental Representations, it is their intent that this Agreement be, and that it will be treated and construed as, a sealed instrument under Delaware Law, including the statute of limitations applicable to sealed instruments. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the Parties acknowledge and agree that it is not their intent that this Agreement alter, extend or otherwise modify, or be treated or construed as altering, extending or otherwise modifying, any Survival Period under this Agreement or the other Transaction Documents or any statute of limitations under applicable Law (including Delaware Law), except to the extent provided in the immediately preceding sentence with respect to the Fundamental Representations. No Party shall, and each Party shall cause its Affiliates not to, take a position that is inconsistent with this Section 10.11, whether before any Governmental Authority or otherwise.

Section 10.12 Certain Interpretations. The Parties intend that each representation, warranty and agreement contained in this Agreement shall have independent significance. The table of contents and headings preceding the text of articles and sections included in this Agreement and the headings to the schedules are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles or schedules are to the sections, articles and schedules contained in, referred by or attached to this Agreement, unless otherwise specified. The words “include,” “includes,” and “including” in this Agreement mean “include/includes/including, without limitation.” All terms defined in this Agreement have the meanings set forth herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references to $, currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars. When any Party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement, or otherwise, the decision of such Party whether to take such action shall be in such Party’s sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. The phrase “delivered or made available,” and phrases of similar import, when used in this Agreement with reference to any Contracts, other documents, or other materials, mean that the Partnership has delivered such Contracts, other documents, or materials, or to the extent applicable, copies thereof, to the Purchasers or has made copies of such Contracts, other documents or materials available in electronic format prior to the date hereof on the virtual data room established by the Partnership in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 10.13 Limitation. Notwithstanding anything to the contrary contained herein or in any of the Transaction Documents, the obligations of the Purchasers hereunder or thereunder shall be several and not joint.

Section 10.14 Public Statements. The Purchasers and the Partnership shall not, and each shall cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s or, in the case of each of the Purchasers’, the Partnership’s equity interests are traded; provided, further, that such Party uses commercially reasonable efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, further, that nothing herein shall restrict any Party from disclosing information regarding this Agreement and the transactions contemplated hereby to its Representatives.

Section 10.15 CMO Purchase Agreement. The Purchasers agree that, the Partnership is not (a) making any representations or warranties or agreeing to any covenants with respect to the CMO Purchase Agreement or the entities to be acquired thereunder or the ACMP Unit Purchase Agreement, including, the assets, Liabilities, Contracts or other matters relating thereto.

Section 10.16 Right to Rely. Following the Closing, any rights to indemnification, payment, reimbursement or other remedy based on representations, warranties, covenants or agreements in this Agreement or in any certificate delivered pursuant hereto shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) before the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or in the performance of or compliance with, any such covenant or agreement, shall not affect the right to indemnification, payment, reimbursement or any other remedy based on such representations, warranties, covenants or agreements.

Section 10.17 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Partnership when due, and the Partnership shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

PARTNERSHIP: ACCESS MIDSTREAM PARTNERS, L.P., executed under seal

By:	ACCESS MIDSTREAM PARTNERS GP, L.L.C., its General Partner, executed under seal

By:	/s/ J. Michael Stice
Name: J. Michael Stice
Title: Chief Executive Officer

GENERAL PARTNER: ACCESS MIDSTREAM PARTNERS GP, L.L.C., executed under seal

By:	/s/ J. Michael Stice
Name: J. Michael Stice
Title: Chief Executive Officer

GIP: GIP II HAWK HOLDINGS PARTNERSHIP, L.P., executed under seal

By:	GIP II HAWK HOLDINGS PARTNERSHIP GP, LLC, its General Partner, executed under seal

By:	/s/ Johnathan Bran
Name: Johnathan Bran
Title: Officer

WILLIAMS: THE WILLIAMS COMPANIES, INC., executed under seal

By:	/s/ Donald R. Chappel
Name:	Donald R. Chappel
Title:	Senior Vice President & Chief Executive Officer

Schedule 2.1

Contribution Amounts

	Purchaser Percentage	Class B Contribution Amount	Class C Contribution Amount		Additional GP Contribution
GIP:	50%	$171,500,000	$171,500,000	[1]	$11,600,000	[2]
Williams:	50%	$171,500,000	$171,500,000	[1]	$11,600,000	[2]

[1]	Subject to increase to $396,900,000 if the Public Equity Offering is not consummated.
[2]	Subject to increase in the event the Public Equity Offering Proceeds exceed $450,800,000.